Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-278207

Prospectus Supplement No. 11

(to Prospectus dated May 15, 2024)

SUPPLEMENT NO. 8 TO

PROSPECTUS FOR

UP TO 30,183,800 CLASS A ORDINARY SHARES

BITFUFU INC.

This Prospectus Supplement No. 11 is being filed to update and supplement the information contained in the prospectus dated May 15, 2024 (as supplemented from time to time, the “Prospectus”), relating to, among other things, the issuance from time to time of up to 5,589,292 Class A Ordinary Shares and the resale from time to time by the selling shareholders named in this Prospectus or their permitted transferees of (a) up to 24,594,508 Class A Ordinary Shares; (b) up to 155,541 Class A Ordinary Shares issuable upon the exercise of 207,389 Warrants; and (c) up to 207,000 Class A Ordinary Shares issuable upon the exercise of the Unit Purchase Option.

January 2, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF

THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission file number: 001-41972

BitFuFu Inc.

(Exact Name of Registrant as Specified in Its Charter)

111 North Bridge Road,

#15-01, Peninsula Plaza

Singapore 179098

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒          Form 40-F  ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BitFuFu Inc.

Date: January 2, 2025	By:	/s/ Leo Lu
	Name:	Leo Lu
	Title:	Director, Chief Executive Officer

Exhibit 99.1

BitFuFu Signs Two-Year Framework Agreement with BITMAIN for 80,000 Miners

SINGAPORE, January 2, 2025 - BitFuFu Inc., (“BitFuFu” or “the Company”) (NASDAQ: FUFU), a global leader in Bitcoin mining and comprehensive mining services, today announced it has recently signed a two-year framework agreement with BITMAIN, a world-leading digital asset mining hardware manufacturer, to purchase from BITMAIN up to 80,000 S-series miners (including but not limited to the S21 XP and S21 Pro).

Under the terms of the framework agreement, BitFuFu has the flexibility to place orders in batches over a two-year period. The machines will be available for BitFuFu’s self-mining operations as well as to provide mining services to customers including, miner resales, cloud mining, and miner hosting services depending on market conditions and BitFuFu’s evolving miner capacity requirements.

This agreement includes payment terms, enabling BitFuFu to pay, at its option, part of the purchase price in shares of BitFuFu as well as the ability to defer part of cash payments interest-free after delivery of the miners. This financial flexibility ensures efficient management of cash flows and capital while supporting the company’s growth strategy.

"Our deep strategic partnership with BITMAIN ensures a steady supply of the latest miners to rapidly expand our mining infrastructure globally with a target of adding 1 GW in capacity by the end of 2026," said Leo Lu, Chairman and CEO of BitFuFu. "The new miners will be utilized to bolster both our self-mining operations and cloud-mining services, delivering highly cost-effective and energy-efficient solutions. With the flexibility to procure equipment in batches over the next two years based on operational demands, this agreement further reinforces our position as a leader in the industry."

About BitFuFu Inc.

BitFuFu Inc. is a global leader in Bitcoin mining and comprehensive mining services, providing customers with one-stop solutions including Cloud mining. BitFuFu received early investment from BITMAIN, a world-leading digital asset mining hardware manufacturer, and remains BITMAIN’s strategic partner in the Bitcoin mining and mining services space.

BitFuFu is dedicated to fostering a secure, compliant, and transparent blockchain infrastructure, providing a variety of stable and intelligent digital asset mining solutions to a global customer base. Leveraging its expanding global mining facility network and strategic partnership with BITMAIN, BitFuFu enables institutional customers and digital asset enthusiasts to mine digital assets efficiently.

For more information, please visit https://ir.bitfufu.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BitFuFu’s management and are not predictions of actual performance. These statements involve risks, uncertainties and other factors that may cause BitFuFu’s actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this press release, the Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. All information provided in this press release is as of the date of this press release and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

BitFuFu Investor Relations

Charley Brady

Vice President, Investor Relations

ir@bitfufu.com

BitFuFu Media Relations

pr@bitfufu.com